Exhibit 10.2
EXECUTION COPY
LETTER AGREEMENT
          June 10, 2008
Dr. David Lockhart
510 Torrey Point Road
Del Mar, CA 92014
Dear David:
This Letter Agreement (“Agreement”) shall contain the complete understanding of the terms of your employment between you and Amicus Therapeutics, Inc., (“Amicus” or the “Company”). It replaces and supercedes any prior agreements or understandings between you and the Company, including the Offer of Employment Letter, dated December 19, 2005 and the prior version of this Letter Agreement, dated November 9, 2007. The sole exception to this stipulation is that the Confidentiality, Disclosure and Non-Competition Agreement, which you executed on August 1, 2006, shall remain in full force and effect.
It is agreed that you are an employee-at-will. Your employment may be terminated by either you or Amicus at any time, with or without notice, for any lawful reason or no reason at all, subject to the terms of this Agreement. You will continue working for Amicus in the position of Chief Scientific Officer, reporting directly to me. Your principal place of employment will be in a location to be determined in San Diego, California. In consideration for all your services to be rendered to the Company your annual base salary will be $350,000, to be paid bi-weekly in accordance with the Company’s payroll practices. Upon the completion of mutually agreed upon individual goals and objectives as well as the achievement of specific Company goals, you will be eligible to receive a year end bonus target of 30% of your base salary, minus customary deductions. You will also be provided a $500 per month automobile allowance, which shall end upon the expiration or earlier termination of the existing automobile lease.
In addition, you are eligible to participate in the Company’s health benefits program, 401(k) as well as any other employee benefits plan(s) that are generally made available by the Company to its employees from time to time when and as the Company may make them available. You are also eligible for paid Company holidays as outlined in our Holiday Policy and you are eligible for twenty (20) days paid vacation, three weeks during the year and one between Christmas and New Years. Vacation accrues on a monthly basis. In order to ensure that its benefits programs are up to date and competitive, the Company reserves the right to periodically review and make adjustments so that certain features may be added, modified or deleted over time, at its sole discretion, with or without notice to employees.
6 Cedar Brook Drive     Cranbury, NJ 08512     T: 609-662-2000     F: 609-662-2001     www.amicustherapeutics.com

In the event that your employment is terminated by the Company, except for “Cause” as defined below, you will be eligible to receive the following:
1.	salary continuation for six (6) months from the date of termination;

2.	option vesting for an additional six (6) months from the date of termination;

3.	in the event that your termination occurs after June 30th of the calendar year, you will be entitled to a payment of a bonus equal to the bonus earned in the preceding year pro-rated for the number of months actually worked in the year of termination; and

4.	you will be entitled to a continuation of your health benefit coverage under COBRA, premiums to be paid by the Company, for a period of twelve (12) months from the date of termination, which shall commence on the date of termination and run concurrently with the period of salary continuation.
For purposes of this Agreement, “Cause” shall mean termination for any of the following reasons: (1) willful or deliberate misconduct by you that materially damages the Company; (2) misappropriation of Company assets; (3) conviction of, or a plea of guilty or “no contest” to, a felony; or (4) any willful disobedience of the lawful and unambiguous instructions of the CEO of the Company; provided that the CEO has given you written notice of such disobedience or neglect and you have failed to cure such disobedience or neglect within a period reasonable under the circumstances. In the event your employment is terminated for “Cause”, you understand and agree that you are not entitled to any of the severance, bonus or benefits continuation as described in this Agreement.
If there is a Change in Control Event and you resign for Good Reason or are terminated without Cause within twelve months of such Change in Control Event, then (i) you will be entitled to receive twelve (12) months of salary continuation from the date of your resignation or termination, plus, in the event that the resignation for Good Reason or termination without Cause following a change in control event occurs after June 30th of the calendar year, you will be entitled to a payment of a bonus equal to the bonus earned in the preceding year pro-rated for the number of months actually worked in the year of your resignation or termination. In addition, you will be entitled to continuation of your health benefit coverage under COBRA, premiums to be paid by the Company, for a period of twelve (12) months, which shall commence on the date of resignation or termination and run concurrently with the period of salary continuation, and (ii) all unvested stock options will have their remaining vesting schedule accelerated so that all stock options are fully vested.
“Change in Control Event” shall mean any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction, or (iii) the sales or disposition of all or substantially all of the Company’s assets. “Good Reason” means (i) a change in your position with the Company or its successor that materially reduces your title, duties or level of responsibility; or (ii) the relocation of your principal place of employment more than 50 miles away from its location at the time of the Change in Control.
Your right to receive accelerated vesting and severance payments pursuant to this Letter Agreement shall be subject to the condition that you execute a full release and waiver of all claims against the Company and related parties, in a form acceptable to the Company.
As noted previously, it is understood and agreed that this Letter Agreement constitutes the full agreement between you and the Company with regard to your employment at Amicus. To indicate your acceptance of the terms and conditions set forth herein, please sign one copy of this Letter Agreement in the space indicated below and return it to my attention on or before June 10, 2008. By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by the Chief Executive Officer of the Company and you and as authorized by the Company’s Board of Directors.
Very truly yours,
John F. Crowley
President and Chief Executive Officer
Accepted and Agreed:

By:	/s/ David Lockhart	Date: June 10, 2008

David Lockhart